Exhibit 10.42

AGREEMENT

THIS AGREEMENT made as of December 28, 2002, by and between Williams-Sonoma, Inc., a California corporation, having its principal place of business at 3250 Van Ness Ave., San Francisco, California, 94109 (the “Company1), and Sharon L. McCollam (the “Executive”).

WITNESSETH:

WHEREAS, the Company presently employs the Executive as Senior Vice President and Chief Financial Officer;

WHEREAS, the Company and the Executive desire to set form certain terms and conditions of such employment in a formal agreement, with the understanding that, except as specifically set forth herein. Executive’s employment continues to be on the same terms and conditions as prior to the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive as Senior Vice President and Chief Financial Officer and the Executive hereby agrees to continue such employment on the same terms and conditions as are currently in effect except as to the terms and conditions herein contained. The Executive shall devote substantially all of her working time, attention, skill, and efforts to tire performance of her duties to the Company; provided, however, that the Executive may serve on the boards of directors of not more than one (1) other for-profit corporations, if such service does not conflict with her duties hereunder or her fiduciary duty to the Company, The term of this Agreement (the “Employment Period”) shall be for an initial period of three years from the date hereof with additional terms thereafter of one year, until the Executive terminates her employment or her employment is terminated by the Company.

2. Termination. The Executive’s employment shall terminate upon the earliest of the following:

(a) The Executive’s death:

(b) The Executive’s disability in accordance with Section 4:

(c) The Executive’s termination for cause in accordance with Section 5;

(d) The termination of the Executive by the Company without cause; or

(e) The termination by the Executive in accordance with Section 7.

3. Death. The death of the Executive shall serve to terminate the Executive’s employment, in which event, unless the Executive dies in the course of performing her duties as an officer of the Company (in which case the Company shall have the additional obligations specified in Section 7(a)), the Company shall have no liability or further obligation except as follows:

(a) The Company shall pay the Executive’s estate (or, if properly designated under an applicable plan or arrangement, her beneficiary) when otherwise due any unpaid base salary through the date of her death at the rate at which she was compensated prior to such termination, any declared but unpaid bonuses, any declared but unpaid amounts due under any incentive plan, any accrued vacation pay, any accrued car allowance amounts and any other unpaid amounts due the Executive under employee benefit, fringe benefit or incentive plans (“Entitlements”).

(b) The Executive’s estate or her designated beneficiary shall have such rights under any employee benefit, fringe benefit or incentive plan, including any stock option plan, as provided in such plans (“Rights”).

(c) The Executive’s estate or her designated beneficiary shall be entitled to receive those benefits afforded by the Company under its then existing policies in effect for employees who die while employed by the Company.

4. Disability. If the Company reasonably shall determine that the Executive has become physically or mentally incapable of performing her duties (“disabled”) and the Company reasonably determines that such incapacity is likely to last for a period of at least 180 days from the onset of such disability, the Company may, at its election at any time after the date of such onset while the Executive remains disabled, terminate the Executive’s employment hereunder effective immediately by giving the Executive written notice of such termination. In such event, the Company shall continue the Executive as an employee on payroll (but not as an officer hereunder) under its short term disability policy at the base salary then paid to her for thirteen (13) weeks and shall continue such payments thereafter in accordance with the Company’s long term disability policy, provided that she qualifies for coverage. Unless the Executive becomes disabled in the course of performing her duties as an officer of the Company (in which case the Company shall have the additional obligations specified in Section 7(a) the Company shall have no other obligation to the Executive or her dependents other than Entitlement, Rights, accrued vacation pay and amounts due under the Company’s long term disability plan, and any benefits offered by the Company under its then policy to employees who become disabled while employed by the Company.

5. Cause.

(a) If the Company’s Chief Executive Officer, with concurrence from the Chairman of the Board and Audit Committee of the Board of Directors, shall reasonably determine that there arc grounds for terminating Executive’s employment and discharging the Executive for “cause” (as hereinafter defined), the Company may, at its election at any time within three months after the Company shall obtain knowledge of the grounds for termination, give the Executive notice of its intention to terminate the Executive for cause, stating the grounds for termination and specifying a reasonable date on which the Executive shall be given an opportunity if she desires to discuss such grounds for termination at a meeting with the Chief Executive Officer.

(b) If the grounds for termination are those specified in clause (ii)(X), (iv) or or (v) of paragraph (d) hereof the Executive shall have a period of ten days from giving of the notice to cure the neglect, refusal, or breach, as the case may be, provided that if similar grounds arise again within one year of such, cure, no new notice need be given and the Company, at its option, may immediately terminate the Executive for cause. The Chief Executive officer shall determine whether the Executive has effected a cure within the ten-day period.

(c) If the grounds for termination are those specified in clauses (i), (ii)(Y), (ii)(Z) or (iii) of paragraph (d) hereof, it is understood and agreed that no satisfactory cure is available and such termination shall be effective immediately upon notice by the Company.

(d) For purposes of this Section 5 and Section 7 hereof, the term “cause” shall mean:

(i) the conviction (or plea of guilty or nolo contendere) of the Executive of any felony, or of any crime involving fraud, dishonesty or misappropriation, or moral turpitude or, if any of the foregoing involves the Company or any subsidiary or affiliate companies (collectively the “Control Group”), the commission of any of the foregoing (other than good faith disputes involving expense account items or de minimus issues);

(ii) the Executive’s (X) continued willful neglect of her duties and responsibilities as Senior Vice President and Chief Financial Officer, (Y) grossly negligent conduct in connection with her duties and responsibilities as Senior Vice President and Chief Financial Officer; or (Z) gross negligence in connection with her handling of the assets of the Control Group;

(iii) the Executive’s willful misconduct with regard to the Control Group;

(iv) the Executive’s willful failure to comply with the covenants in Section 8 hereof; or

(v) material breach of any of the provisions of this Agreement by the Executive.

(e) If the Company shall terminate the Executive’s employment pursuant to this Section 5, it shall have no liability or obligation to her except as follows:

(i) The Company shall promptly pay the Executive her then current base salary through the effective date of such termination plus any accrued vacation pay;

(ii) The Executive shall receive the benefits, if any, and have the rights afforded by the Company under its then existing policies for “at will” employees whose employment is terminated for cause.

6. Good Reason. In the event that the Company shall (i) fail to continue the appointment of the Executive as Senior Vice President and Chief Financial Officer, or (ii) reduce the Executive’s annual salary below her current base salary, or (iii) locate the Executive other than at the Company’s principal executive offices, or (iv) relocate the Company’s principal executive offices outside the San Francisco metropolitan area, (v) substantially change the responsibilities assigned to the Executive’s position, or (vi) breach any material provision of this Agreement (each of the foregoing hereinafter referred to as a “Triggering Event”), then the Executive may give notice to the Company of her election to terminate her employment with the Company pursuant to this Section 6, effective thirty (30) days from the date of such notice, unless the Company shall have cured within such thirty (30) day period the default giving rise to her notice of election to terminate. Such notice from the Executive shall state the Triggering Event which provides the grounds for her termination, and such notice must be given, if at all, within 90 days of the date the Executive obtains knowledge of the Triggering Event referred to as providing such grounds for termination. Within the 30 day period specified in the Executive’s notice to the Company, the Company shall have the opportunity to cure the default involved in the Triggering Event specified by the Executive. If the Executive’s employment is terminated pursuant to this Section 6, the Company shall have no liability or further obligation hereunder except as provided in Section 7 hereof. If the Executive does not give notice to the Company of her election to terminate within 90 days following the occurrence of a Triggering Event, then the Executive shall be deemed to have waived her right to terminate her employment based on such Triggering Event, but such waiver shall not prejudice her right to terminate pursuant to this Section 6 based on the occurrence of another Triggering Event occurring subsequent in time, whether of the same or a different type.

7. Termination for Good Reason or Without Cause. In the event of a termination of the Executive’s employment pursuant to Section 6 hereof, or in the event the Company shall terminate the Executive’s employment without cause, or, in the event the Executive dies or becomes disabled during the course of performance of her duties as an officer of the Company, then the Company shall have no obligation to Executive except as follows:

(a) The Executive shall receive her Entitlements and have her Rights. In addition, from the date of such termination until the earliest of (i) the Severance Period Termination Date, as hereinafter defined, or (ii) the Executive’s material violation of the post employment requirements of Section 8 hereof, following the date of such termination (hereinafter referred as the “Severance Period”), the Company shall make payments to the Executive, either bi-weekly or monthly as the Company shall elect, calculated at the annual rate of base salary which the Executive was receiving immediately prior to such termination, plus for the first fiscal year of the Company ending during such Severance Period, the Company shall pay the Executive, in a lump sum amount, the target bonus amount she would have received on account of Company performance during such fiscal year. As used herein the “Severance Period Termination Date” shall mean that date which is the later of the date which is three years from the date of this Agreement or the first anniversary of the date of termination of Executive’s employment with the Company.

(b) During the Severance Period the Executive shall not be an employee and shall not be entitled to receive any fringes, perquisites or benefits from the Company, except the Company shall pay the premiums for her and her dependents’ health coverage under COBRA until the earliest of (i) such time as she commences other employment or (ii) such time as she or a dependent, as the case may be, is no longer entitled to COBRA coverage.

(c) The Company shall provide the Executive, at no cost to the Executive, with out-placement services at a level commensurate with the Executive’s position.

(d) The Executive shall not be required to mitigate the amount of any payment provided for in the second sentence of paragraph (a) or in paragraph, (b) by seeking other employment nor shall any amounts to be received by the Executive hereunder be reduced by any other compensation earned.

(e) The Company shall be entitled to withhold from any payments made to the Executive under this Section 7 any amounts required to be withheld by applicable federal, state or local tax law.

8. Confidentiality; Nondisparagement; Nonsolicitation; Intellectual Property; Other Company Policies.

(a) In consideration of the covenants by the Company contained herein, the Executive undertakes and agrees that during the Employment Period and thereafter during the Severance Period she shall hold in a fiduciary capacity for the benefit of the Control Group all secret or confidential information, knowledge, or data relating to the Control Group or its business (which shall be defined as all such information, knowledge, and data coming to the Executive’s attention by virtue of her employment at the Company except that which is otherwise public knowledge or generally known within the Company’s industry). During the Employment Period and thereafter throughout the Severance Period, the Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Control Group and those designated by it, or use any such information, knowledge or data, other than for the benefit of the Control Group. The foregoing shall not limit the disclosure by the Executive of such information in the course of the performance of her duties as Senior Vice President and Chief Financial Officer so long as such disclosure is in good faith.

(b) During the Employment Period and thereafter throughout the Severance Period while the Executive is receiving any amounts pursuant to Section 7(a) hereof, the Executive shall not make any statements or comments (i) to any form of media or likely to come to the attention of any form of media of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group, the Company’s Board of Directors (the “Board”) or any senior officer of the Control Group, or (ii) to any employee of the Control Group or to any supplier or customer of the Control Group of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board or any senior officer of the Control Group, provided that in no event shall the foregoing limitation apply to (i) compliance with legal process or subpoena, (ii) statements in response to inquiry from a court or regulatory body, (iii) in direct rebuttal of media stories with regard to the Executive, (iv) directly or indirectly (e.g., through an employment agency) to a possible future employer in connection with employment discussions, or (v) in response to inquiry from the Board.

(c) During the Employment Period and thereafter throughout the Severance Period while the Executive is receiving any amounts pursuant to Section 7(a) hereof, the Executive will not directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Control Group to terminate employment or any other relationship with the Control Group. The Executive acknowledges that the restrictions contained in this paragraph are necessary for the protection of the business and goodwill of the Control Group and are considered by the Executive to be reasonable for such purpose.

(d) The Executive acknowledges and agrees that all intellectual property created, made or conceived by the Executive (solely or jointly), at any time while she was employed by the Company (either before or during the Employment Period), shall be owned exclusively by the Company. In addition, the Executive agrees that this Agreement shall constitute an assignment to the Company of the Executive’s residual intellectual property rights, if any, in all such work, and agrees to assist the Company with securing patents, registering copyrights and trademarks, and obtaining any other forms of intellectual property protection in the United States and in other countries. For purposes of this Agreement, ‘“intellectual property” includes business ideas and methods, confidential information, inventions, product designs, artwork, graphic designs (including, for example, catalog designs, in-store signage and posters), web page designs, audio/visual works, package designs, store interior and exterior designs, trademarks, and any other works of authorship, any of which relates to the actual or anticipated business of the Control Group or results from or is suggested by any work performed by employees for or on behalf of the Control Group.

(e) During the Employment Period, me Executive will comply with all Company policies that apply to associates generally and to executives specifically. The Executive further acknowledges and agrees that notwithstanding any lesser requirements contained in the Company’s insider trading policy, the Executive will not conduct any transaction in the Company’s stock during the Employment Period without first receiving written approval from the Company’s General Counsel.

(f) Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by the Executive of any provision of this Section, the Executive and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain the Executive from committing such breach of this Agreement.

(g) The provisions of this Section shall survive the termination of the Executive’s employment by the Company for any reason; provided, however, that the provisions shall cease to apply if the Company ever fails to fulfill its obligations to the Executive under this Agreement.

9. Accelerated Vesting of Stock Options in the event of a Change in Control or Certain Other Termination Events.

(a) Existing Stock Options. Schedule A attached to this Agreement lists the Stock option agreements (by date) entered into by and between the Company and the Executive (the “Option Agreements”) on or before the date of this Agreement, the character of the options granted pursuant to the Option Agreements (the “Options”) (ISO or NQS), the number of unvested Options as of the date of this Agreement, the exercise price per share of common stock of the Company optioned under the Agreement (each, an “Option Share”), and the vesting schedule for the Options.

(b) Accelerated Vesting of Options.

(i) If; within one year after the occurrence of a Change In Control (as defined below), the Executive’s status as an employee is terminated pursuant to paragraph (d) or (e) of Section 2, the Options, to the extent not theretofore vested, shall vest and become exercisable in full during the time period specified in the relevant Option Agreement(s).

(ii) If, prior to the third anniversary date of this Agreement, the Executive’s employment is terminated pursuant to paragraph (a), (b), (d) or (e) of Section 2, then the Options, to the extent not theretofore at least 100% vested, shall vest 60% and become exercisable during the time period specified in the relevant Option Agreement(s). Solely by way of example, if, on such date, 10,000 of the Options are 40% vested (i.e. 6,000 options are unvested) and 20,000 of the Options are 80% vested (i.e. 4,000 options are unvested), then the aggregate 10,000 unvested Options shall become 60% vested and exercisable (i.e., 6,000 options shall become vested and exercisable, in each case during the time period specified in the relevant Option Agreement(s).

(iii) Notwithstanding the provisions of subparagraph (b)(i) and (b)(ii) above, the vesting of the Options shall not accelerate to the extent that such acceleration of vesting would subject the Executive to liability for the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

(c) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following:

(i) Any “Person” or “Group”, as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

(ii) The individuals who, as of the time immediately following the election of directors at the Company’s 2002 Annual Meeting of Shareholders, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s

Certificate of Incorporation and Restated Bylaws. However, if the election, or nomination for election, by the Company’s shareholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director. Furthermore, no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iii) The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition of “Change in Control”. However, no such Transaction shall constitute a “Change in Control” under this subparagraph (iii) if the Persons who were the shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following (the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Company immediately before such Transaction.

(d) Miscellaneous. Other than as expressly provided in this Section 9, the Option Agreements and the Options remain unchanged and in full force and effect. The provisions of this Section shall survive a Change in Control and shall survive the termination of the Executive’s employment by the Company for any reason.

10. Indemnification.

(a) Proceedings. In the event that the Executive is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that she is or was an officer of the Company or is or was serving (during such person’s tenure as officer) at the request of the Company, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of a Proceeding is an alleged action in an official capacity as an officer or in any other capacity while serving as an officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by California Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending a Proceeding in advance of its final disposition; provided, however, that, if California Law requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of the Executive to repay all amounts so advanced if it shall ultimately be determined that she is not entitled to be indemnified under this Section or otherwise. No amendment to or repeal of this Section shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

(b) Right of Executive to Bring Suit. If a claim for indemnity under paragraph (a) of this Section is not paid in full by the Company within 90 days after a written claim has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the Executive shall also be entitled to be paid the expense of prosecuting such claim including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the Executive has not met the standards of conduct which make it permissible under California Law for the Company to indemnify the Executive for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Executive is proper in the circumstances because he or she has met the applicable standard of conduct set forth in California Law, nor an actual determination by the Company (including the Board, independent legal counsel, or its shareholders) that the Executive has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Executive has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The rights conferred in this Section shall not be exclusive of any other rights which the Executive may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the extent the additional rights to indemnification are authorized in the Articles of Incorporation of the corporation.

11. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and permitted assigns. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale as described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations, and duties of the Company hereunder.

12. Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Executive’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

(a) In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 calendar days, the parties shall submit the controversy to a mutually-selected mediator and attempt in good faith to resolve the matter through mediation. If the controversy is not resolved through mediation, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 business days following the failure to resolve the controversy by mediation, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and executives, which list shall be provided by the main San Francisco office of the American Arbitration Association (“AAA”). If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b) Unless the parties agree otherwise, within 120 calendar days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in the city of San Francisco agreed upon by (the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within the city of San Francisco shall be designated by the arbitrator after consultation with the parties. Within 30 calendar days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

(c) In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that Executive may, if she wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d) The decision of the arbitrator shall be final, binding, and non-appealable, except as otherwise permitted by law, and may be enforced as a final judgment in any court of competent jurisdiction.

(e) This agreement to resolve any disputes by arbitration shall extend to claims against any parent, subsidiary, or affiliate of the Company, and, when acting within such capacity, any officer, director, shareholder, employee or agent of the Company, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Agreement. This

Agreement, however, shall not apply to claims for workers’ compensation or unemployment compensation benefits.

(f) Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g) Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the rules and procedures of the AAA and the terms of this Agreement, the terms of this Agreement shall prevail.

(h) If any of the provisions of this Section 12 is determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 12, and this Section 12 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

13. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of the Executive, her principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

14. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contacts to be performed therein

15. Miscellaneous.

(a) This Agreement represents the entire understanding of the parties hereto with respect to the matters set forth herein, supersedes any prior understandings or agreements between the parties with respect thereto, and the terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties.

(b) No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be,

(c) Nothing in this Agreement shall be construed as prohibiting the Company from, pursuing any other, remedy or remedies not specified herein, including, without limitation, the recovery of damages,

16. Beneficiary. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable under this Agreement following her death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

IN WITNESS WHEREOF, the parties agree that the contract shall be deemed executed as of December 28, 2002.

Williams-Sonoma, Inc.

By:	/s/ Dale Hilpert

/s/ Sharon L. McCollam 12/28/02
Sharon L. McCollam

SCHEDULE A

Option Agreements

# Granted	Date Granted	Type	# Unvested	Grant Price
60,000	03/06/00	NQ	36,000	$ 9.4688
150,000	10/09/00	NQ	90,000	$ 9.5000
30,000	03/27/01	NQ	24,000	$13.6600